Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ATRM HOLDINGS, INC.

The following is the Amended and Restated Articles of Incorporation of ATRM Holdings, Inc. (formerly, Aetrium Incorporated and previously, Automated Electronic Technology, Inc.), which supersede the Restated Articles of Incorporation filed with the State of Minnesota Department of State on July 29, 1987 and all amendments thereto.

ARTICLE 1

NAME

1.1 The name of the corporation shall be: ATRM Holdings, Inc. (the “Corporation”).

ARTICLE 2

PURPOSE

2.1 The Corporation shall have general business purposes in accordance with the Minnesota Statutes, Chapter 302A (the “Act”).

ARTICLE 3

POWERS

3.1 The Corporation shall have all the powers granted or available under the Act.

ARTICLE 4

DURATION

4.1 The duration of the Corporation shall be perpetual.

ARTICLE 5

REGISTERED OFFICE

5.1 The registered office of the Corporation shall be located at 2350 Helen Street, North Saint Paul, Minnesota 55109.

ARTICLE 6

CAPITAL STOCK

6.1 Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue shall be Three Million Two Hundred Thousand (3,200,000), $0.001 par value per share, of which Three Million (3,000,000) shall be common voting shares and Two Hundred Thousand (200,000) shall be undesignated shares. The Board of Directors shall have the authority to issue any or all such shares and rights to shares in accordance with the Act. The common voting shares shall be of the same class and series with equal rights and preferences unless the Board of Directors shall establish one or more separate classes or series. The undesignated shares shall be issued in such classes or series and shall have such voting rights and preferences or restrictions, including without limitation, rights, preferences and restrictions as to redemption, distributions and conversion, as the Board of Directors may establish.

6.2 Distribution of Class/Series. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits or conversion of its outstanding shares.

6.3 Voting Rights. Each share of the Corporation shall be entitled to one (1) vote unless otherwise provided in the terms of the share. Cumulative voting for members of the Board of Directors shall not be allowed.

6.4 Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

ARTICLE 7

BYLAWS

7.1 Bylaws. The Board of Directors shall have the authority to adopt, amend , or repeal the Bylaws of the Corporation subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

ARTICLE 8

VOLUNTARY TRANSFER OF CORPORATE ASSETS/MERGER OR EXCHANGE

8.1 Shareholder Vote Requirement. A majority of all shareholders entitled to vote at any duly constituted meeting of the shareholders shall have the power to authorize the Board of Directors (1) to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of the Corporation, including its good will, upon such terms and conditions and for such consideration as the Board of Directors deems advisable or (2) to adopt or reject an agreement of a merger or exchange.

ARTICLE 9

AMENDMENT TO ARTICLES

9.1 Shareholder Vote Requirement. A majority of all shareholders entitled to vote at any duly constituted meeting of the shareholders shall have the power to amend, alter or repeal these Amended and Restated Articles of Incorporation to the extent and the manner prescribed by the laws of the State of Minnesota.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation, or by reason of the fact that such director, officer or employee, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation, or whose duties as a director, officer or employee involve or involved service, as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements. The Corporation may but shall not be required to indemnify agents of the Corporation other than directors, officers and employees to the fullest extent permitted by law as determined by the Board of Directors from time to time. Any repeal or modification of this Article 10 shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

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ARTICLE 11

LIMITATION ON LIABILITY

11.1 Limitation on Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) based upon the payment of an improper dividend or an improper acquisition of the Corporation’s share under Section 302A.559 of the Act or upon violations of the state securities laws under Section 80A.23 of the Minnesota Statues, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 12

PROTECTION OF TAX BENEFITS

12.1 Definitions. As used in this Article 12, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382-2T shall include any successor provisions):

(i) “4.99-percent Transaction” means any Transfer described in clause (i) or (ii) of Section 12.2 of this Article 12.

(ii) “4.99-percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the corporation pursuant to Treas. Reg. § 1.382-2T(g), as applied by replacing “5-percent” with “4.99-percent” and “five percent” with “4.99 percent,” where applicable.

(iii) “Agent” has the meaning set forth in Section 12.5 of this Article 12.

(iv) “Board of Directors” means the board of directors of the Corporation.

(v) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(vi) “Corporation Security” or “Corporation Securities” means (i) any Stock, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in § 1504(a)(4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382-2T(h)(4)(v) or Treas. Reg. § 1.382-4(d)(9)) to purchase securities of the Corporation.

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(vii) “Effective Date” means the date of filing of these Amended and Restated Articles of Incorporation of the Corporation with the Office of the Minnesota Secretary of State.

(viii) “Excess Securities” has the meaning set forth in Section 12.4 of this Article 12.

(ix) “Expiration Date” means the earliest of (i) the close of business on the date that is the third anniversary of the Effective Date, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article 12 is no longer necessary or desirable for the preservation of Tax Benefits, (iii) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iv) such date as the Board of Directors shall fix in accordance with paragraph (l) of this Article 12.

(x) “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treas. Reg. § 1.382-2T(g), (h), (j) and (k) and Treas. Reg. § 1.382-4, or any successor provisions and other pertinent Internal Revenue Service guidance.

(xi) “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treas. Reg. § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treas. Reg. § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

(xii) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(xiii) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article 12.

(xiv) “Public Group” has the meaning set forth in Treas. Reg. § 1.382-2T(f)(13).

(xv) “Purported Transferee” has the meaning set forth in Section 12.4 of this Article 12.

(xvi) “Remedial Holder” has the meaning set forth in Section 12.7 of this Article 12.

(xvii) “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treas. Reg. § 1.382-2T(f)(18).

(xviii) “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder, including, for the avoidance of doubt, any ownership whereby a Person owns Stock pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Treas. Reg. § 1.382-3(a)(1), or such Stock is otherwise aggregated with Stock owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder.

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(xix) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(xx) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, event or occurrence or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

(xxi) “Transferee” means any Person to whom Corporation Securities are Transferred.

(xxii) “Treasury Regulations” or “Treas. Reg.” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.

12.2 Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article 12 any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or Persons would become a 4.99-percent Shareholder or (ii) the Percentage Stock Ownership in the Corporation of any 4.99-percent Shareholder would be increased. The prior sentence is not intended to prevent Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transaction in Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Article 12 in respect of such transaction.

12.3 Exceptions.

(i) Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treas. Reg. § 1.382-2T(j)(3)(i)) shall be permitted.

(ii) The restrictions set forth in Section 12.2 of this Article 12 shall not apply to an attempted Transfer that is a 4.99-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 12.3 of this Article 12, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article 12 through duly authorized officers or agents of the Corporation. Nothing in this Section 12.3 of this Article 12 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

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12.4 Excess Securities.

(i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 12.5 of this Article 12 or until an approval is obtained under Section 12.3 of this Article 12. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 12.4 or Section 12.5 of this Article 12 shall also be a Prohibited Transfer.

(ii) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article 12, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article 12 as a condition to registering any transfer.

12.5 Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 12.6 of this Article 12 if the Agent rather than the Purported Transferee had resold the Excess Securities.

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12.6 Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (iii) third, any remaining amounts shall be paid to one or more organizations selected by the Board of Directors which is described under Section 501(c)(3) of the Code (or any comparable successor provision) and contributions to which are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2552 of the Code. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 12.6 of this Article 12. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 12.6 of this Article 12 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

12.7 Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of Corporation Securities within the meaning of Minnesota law but which would cause a 4.99-percent Shareholder to violate a restriction on Transfers provided for in this Article 12, the application of Sections 12.5 and 12.6 of this Article 12 shall be modified as described in this Section 12.7 of this Article 12. In such case, no such 4.99-percent Shareholder shall be required to dispose of any interest that is not a Corporation Security, but such 4.99-percent Shareholder and/or any Person whose ownership of Corporation Securities is attributed to such 4.99-percent Shareholder (such 4.99-percent Shareholder or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.99-percent Shareholder, following such disposition, not to be in violation of this Article 12. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 12.5 and 12.6 of this Article 12, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.99-percent Shareholder or such other Person. The purpose of this Section 12.7 of this Article 12 is to extend the restrictions in Sections 12.2 and 12.5 of this Article 12 to situations in which there is a 4.99-percent Transaction without a direct Transfer of Corporation Securities, and this Section 12.7 of this Article 12, along with the other provisions of this Article 12, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

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12.8 Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 12.5 of this Article 12 (whether or not made within the time specified in Section 12.5 of this Article 12), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 12.8 of this Article 12 shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article 12 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 12.5 of this Article 12 to constitute a waiver or loss of any right of the Corporation under this Article 12. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 12.

12.9 Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this Article 12 who knowingly violates the provisions of this Article 12 and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

12.10 Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article 12 or the status of the Tax Benefits of the Corporation.

12.11 Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article 12 bear the following legend:

“THE AMENDED AND RESTATED ARTICLES OF INCORPORATION (THE “ARTICLES OF INCORPORATION”) OF THE CORPORATION CONTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE ARTICLES OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 4.99-PERCENT SHAREHOLDER (AS DEFINED IN THE ARTICLES OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE ARTICLES OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE Minnesota Business Corporation Act (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES THAT VIOLATE THE TRANSFER RESTRICTIONS WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE ARTICLES OF INCORPORATION TO CAUSE THE 4.99-PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE ARTICLES OF INCORPORATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

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The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 12.3 of this Article 12 also bear a conspicuous legend referencing the applicable restrictions.

12.12 Authority of Board of Directors.

(i) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article 12, including, without limitation, (1) the identification of 4.99-percent Shareholders, (2) whether a Transfer is a 4.99-percent Transaction or a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any 4.99-percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Section 12.6 of this Article 12, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 12. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 12 for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article 12.

(ii) Nothing contained in this Article 12 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article 12, (3) modify the definitions of any terms set forth in this Article 12 or (4) modify the terms of this Article 12 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

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(iii) In the case of an ambiguity in the application of any of the provisions of this Article 12, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 12 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 12. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article 12. The Board of Directors may delegate all or any portion of its duties and powers under this Article 12 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 12 through duly authorized officers or agents of the Corporation. Nothing in this Article 12 shall be construed to limit or restrict the Board of Directors in its exercise of its fiduciary duties under applicable law.

12.13 Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 12. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by, any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

12.14 Benefits of this Article 12. Nothing in this Article 12 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 12. This Article 12 shall be for the sole and exclusive benefit of the Corporation and the Agent.

12.15 Severability. The purpose of this Article 12 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article 12 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 12.

12.16 Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 12, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

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